Exhibit (d)(N)
EXECUTION COPY
VOTING AGREEMENT
     VOTING AGREEMENT, dated as of May 18, 2007 (this “Agreement”), between SUN PHARMACEUTICAL INDUSTRIES, INC., a Michigan corporation (the “Parent”), and JACOB LEVITT (the “Shareholder”).
     WHEREAS, concurrently herewith, the Parent, Aditya Acquisition Company Ltd., an Israeli company and a wholly owned subsidiary of Parent (the “Merger Sub”), and The Taro Development Corporation, an Israeli company (the “Taro”) are entering into an Agreement of Merger (the “Taro Merger Agreement”), pursuant to which Merger Sub will merge with and into the Company (the “Taro Merger”) in accordance with the Taro Merger Agreement and the applicable provisions of Israeli Companies Law. Upon consummation of such merger, the Merger Sub will cease to exist, and the Company will become a wholly-owned subsidiary of the Parent;
     WHEREAS, concurrently herewith, the Parent, Sun Development Corporation I, a New York corporation (“TDC Merger Sub”), Taro Development Corporation, a New York corporation (“Company”), Barrie Levitt and Daniel Moros are entering into an Agreement of Merger (the “Merger Agreement”), pursuant to which TDC Merger Sub will merge with and into the Company (the “Merger”) in accordance with the Merger Agreement and the applicable provisions of Business Corporation Law of the State of New York. Upon consummation of the Merger, the TDC Merger Sub will cease to exist, and the TDC Merger Sub will become a wholly-owned subsidiary of the Parent. Capitalized terms used but not defined in this Agreement shall have the meanings ascribed to them in the Merger Agreement;
     WHEREAS, the Shareholder beneficially owns 1,234.5 shares of Common Stock and 5,918.9 shares of Preferred Stock (such Common Stock and Preferred Stock collectively, the “Owned Shares” and, together with any shares of Common Stock or Preferred Stock of which Shareholder acquires beneficial ownership after the date hereof and prior to the termination hereof, whether by purchase or upon exercise of options, warrants, conversion of other convertible securities or otherwise collectively, the “Covered Shares”);
     WHEREAS, the Shareholder acknowledges that the Parent is entering into the Merger Agreement in reliance on the representations, warranties, covenants and other agreements of the Shareholder set forth in this Agreement and would not enter into the Merger Agreement if the Shareholder did not enter into this Agreement.
     NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereby agree as follows:
          1.  Agreement to Vote.
     (a) Prior to any termination of this Agreement, the Shareholder hereby agrees that it shall, and shall cause any other holder of record of any Covered Shares to, at any meeting of the shareholders of Company (whether annual or special and whether or not an adjourned or postponed meeting), however called, (i) when a meeting is held, appear at such meeting or otherwise cause the Covered Shares to be counted as present thereat for the purpose of establishing a quorum, and (ii) vote (or caused to be voted) in person or by proxy all Covered Shares (A) in favor of the Merger and the other transactions contemplated by the Merger Agreement and (B) against any proposal, action or transaction involving Company or Morley and Company, which proposal, action or transaction would impede, frustrate, prevent or delay the consummation of the Merger or the other transactions contemplated by the Merger Agreement or this Agreement.
     (b) THE SHAREHOLDER HEREBY GRANTS TO, AND APPOINTS, THE PARENT, EACH OFFICER OF THE PARENT, AND ANY OTHER DESIGNEE OF THE PARENT, EACH OF THEM INDIVIDUALLY, THE SHAREHOLDER’S IRREVOCABLE (UNTIL THE TERMINATION DATE, AS DEFINED BELOW) PROXY AND ATTORNEY-IN-FACT (WITH FULL POWER OF SUBSTITUTION) TO VOTE THE COVERED SHARES AS INDICATED IN CLAUSE (a) OF THIS SECTION 1. THE SHAREHOLDER INTENDS THIS PROXY TO BE IRREVOCABLE (UNTIL THE TERMINATION DATE, AS DEFINED BELOW) AND COUPLED WITH AN INTEREST AND WILL TAKE SUCH FURTHER ACTION OR EXECUTE SUCH OTHER INSTRUMENTS AS MAY BE NECESSARY TO EFFECTUATE THE INTENT OF THIS PROXY AND HEREBY REVOKES ANY PROXY PREVIOUSLY GRANTED BY THE SHAREHOLDER WITH RESPECT TO THE COVERED SHARES (THE SHAREHOLDER REPRESENTS TO THE COMPANY THAT ANY SUCH PROXY IS NOT IRREVOCABLE).
     (c) Except as set forth in clause (a) of this Section 1, the Shareholder shall not be restricted from voting in favor of, against or abstaining with respect to any matter presented to the shareholders of the Company.
     (d) If for any reason the proxy granted herein is not irrevocable, then, if instructed by the Parent in writing, the Shareholder agrees to vote (or cause to be voted) the Covered Shares in a manner consistent with clause (a) of this Section 1.
          2.  Termination. This Agreement shall terminate upon the earliest of (a) the Effective Time, (b) the termination of the Merger Agreement in accordance with its terms, and (c) written notice of termination of this Agreement by the Parent to the Shareholder, such earliest date being referred to herein as the “Termination Date”; provided, however, that the provisions set forth in Section 11 to 18 shall survive the termination of this Agreement; provided, further, however, that termination of this Agreement shall not prevent any party hereunder from seeking any remedies (at law or in equity) against any other party hereto for such party’s breach of any of the terms of this Agreement prior to termination.
          3.  Representations and Warranties.
     (a) Representations and Warranties of the Parent. The Parent hereby represents and warrants to the Shareholder as follows:
     (i) Organization and Authority. The Parent is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Michigan and has all necessary corporate power and authority to enter into, execute and deliver this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Parent, the performance by the Parent of its obligations hereunder and the consummation by the Parent of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of the Parent. This Agreement has been duly executed and delivered by the Parent, and, assuming due authorization, execution and delivery by the other parties hereto, this Agreement is a legal, valid and binding obligation of the Parent, enforceable against it in accordance with its terms.
     (ii) Consents; No Conflicts. The execution, delivery and performance by the Parent of this Agreement do not and will not (A) require any consent, approval, authorization or other order of, action by, filing with, or notification to, any Governmental Authority, (B) violate, conflict with or result in the breach of any provision of the certificate of incorporation or bylaws (or similar organizational documents) of the Parent, (C) conflict with or violate any Law or order, writ, injunction, judgment or decree applicable to the Parent or its assets, properties or businesses or (D) conflict with, result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of, any note, bond, mortgage or indenture, contract, agreement, lease, sublease, license, permit, franchise or other instrument or arrangement to which the Parent is a party, except, in the case of clauses (C) and (D), as would not materially and adversely affect the ability of the Parent to carry out its obligations under, and to consummate the transactions contemplated by, this Agreement.
     (b) Representations and Warranties of the Shareholder. The Shareholder hereby represents and warrants to the Parent as follows:
     (i) Ownership of Securities. As of the date of this Agreement, (A) the Shareholder is the record and beneficial owner of, and has sole voting power and sole power of disposition with respect to, the Owned Shares, free and clear of Liens, proxies, powers of attorney, voting trusts or agreements (other than any Lien or proxy created by this Agreement or pursuant to any pledge in existence as of the date hereof, none of which would affect the ability of the Shareholder to carry out the Shareholder’s obligations under, and to consummate the transactions contemplated by, this Agreement), and (B) the Shareholder beneficially owns 1,234.5 Common Stock and 5,918.9 Preferred Stock. As of the date of this Agreement, Schedule I is true and correct in all respects with respect to those Persons listed under Jacob Levitt. As used in this Agreement, the terms “beneficial owner”, “beneficial ownership”, “beneficially owns” or “owns beneficially”, with respect to any securities, refer to the beneficial ownership of such securities as determined under Rule 13d-3(a) of the Exchange Act.
     (ii) Organization and Authority. The Shareholder has all necessary power and capacity to enter into, execute and deliver this Agreement, to carry out his obligations hereunder and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Shareholder, and, assuming due authorization, execution and delivery by the other parties hereto, this Agreement is a legal, valid and binding obligation of the Shareholder, enforceable against the Shareholder in accordance with its terms. If the Shareholder is married, and any of the Covered Shares constitute community property or otherwise need spousal or other approval for this Agreement to be legal, valid and binding, this Agreement has been duly authorized, executed and delivered by, and constitutes the legal, valid and binding obligation of, Shareholder’s spouse, enforceable in accordance with its terms.
     (iii) Consents; No Conflicts. The execution, delivery and performance by the Shareholder of this Agreement do not and will not (A) require any consent, approval, authorization or other order of, action by, filing with, or notification to, any Governmental Authority, (B) conflict with or violate any Law or order, writ, injunction, judgment or decree applicable to the Shareholder or the Shareholder’s assets, properties or businesses or (C) conflict with, result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of, any note, bond, mortgage or indenture, contract, agreement, lease, sublease, license, permit, franchise or other instrument or arrangement to which the Shareholder is a party.
          4.  Restriction on Transfer, Proxies. The Shareholder hereby agrees, while this Agreement is in effect, not to (a) except as set forth in Section 8 hereof or pursuant to pledges in existence as of the date hereof (none of which would affect the ability of the Shareholder to carry out the Shareholder’s obligations under, and to consummate the transactions contemplated by, this Agreement), sell, transfer, pledge, encumber, assign or otherwise dispose of, or enter into any Contract, option or other arrangement or understanding with respect to the sale, transfer, pledge, encumbrance, assignment or other disposition of, any of the Covered Shares, (b) grant any proxies or powers of attorney, deposit any Covered Shares into a voting trust or enter into a voting agreement with respect to any Covered Shares or (c) take any action that would make any representation or warranty of the Shareholder contained herein untrue or incorrect or have the effect of preventing or disabling the Shareholder from performing its obligations under this Agreement.
          5.  No Solicitation. Prior to the Closing, the Shareholder shall not, directly or indirectly:
     (i) solicit, initiate, consider, encourage or accept any other proposals or offers from any Person (A) relating to any acquisition or purchase of all or any portion of the capital stock of the Company or Morley and Company or (B) to enter into any merger, consolidation, business combination, recapitalization, reorganization or other extraordinary business transaction involving or otherwise relating to the Company or Morley and Company; or
     (ii) participate in any discussions, conversations, negotiations and other communications regarding, or furnish to any other Person any information with respect to, or otherwise cooperate in any way with, assist or participate in, or facilitate or encourage any effort or attempt by any other Person to seek to do any of the foregoing;

provided, however, that nothing in this Section 5 shall prevent the Shareholder, in his, her or its capacity as a director or executive officer of the Company from engaging in any activity permitted pursuant to Section 5.02 of the Merger Agreement. Each Shareholder shall, and shall direct or cause his, her or its representatives and agents to, immediately cease and cause to be terminated all existing discussions, conversations, negotiations and other communications with any Persons conducted heretofore with respect to any of the foregoing. The Company shall notify Parent promptly if any such proposal or offer, or any inquiry or other contact with any Person with respect thereto, is made and shall, in any such notice to Parent, indicate in reasonable detail the identity of the Person making such proposal, offer, inquiry or contact and the terms and conditions of such proposal, offer, inquiry or other contact. The Company agrees not to, and to cause the Company and Morley and Company not to, without the prior written consent of Parent, release any Person from, or waive any provision of, any confidentiality or standstill agreement to which the Company or Morley and Company is a party.
          6.  Further Assurances. From time to time, at the other party’s request and without further consideration, each party hereto shall take such reasonable further action as may reasonably be necessary or desirable to consummate and make effective the transactions contemplated by this Agreement.
          7.  Fiduciary Duties. Notwithstanding anything in this Agreement to the contrary: (a) the Shareholder makes no agreement or understanding herein in any capacity other than in his capacity as a record holder and beneficial owner of Covered Shares and (b) nothing herein shall be construed to limit or affect any action or inaction by the Shareholder acting in his capacity as a director or officer of Company in a manner consistent with the Merger Agreement.
          8.  Permitted Transfers. Notwithstanding anything in this Agreement to the contrary, the Shareholder may transfer any or all of the Covered Shares, in accordance with provisions of applicable Law, to his spouse, ancestors, descendants or any trust controlled by the Shareholder for any of their benefit; provided, however, that, prior to and as a condition to the effectiveness of such transfer, (a) the Parent shall have consented in writing to any such transfer of the Covered Shares, such consent not to be unreasonably withheld and (b) each Person to which any of such Covered Shares or any interest in any of such Covered Shares is or may be transferred shall have executed and delivered to the Parent a counterpart of this Agreement pursuant to which such Person shall be bound by all of the terms and provisions of this Agreement, and shall have agreed in writing with the Parent to hold such Covered Shares or interest in such Covered Shares subject to all of the terms and provisions of this Agreement.
          9.  No Control. Nothing contained in this Agreement shall give the Parent the right to control or direct Company or Company’s operations prior to the consummation of the Merger.
          10.  Amendment. This Agreement may not be amended except by an instrument in writing signed by both of the parties hereto.

          11.  Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 11):
     (a) if to the Shareholder:
c/o Taro Pharmaceuticals U.S.A., Inc.
3 Skyline Drive
Hawthorne, NY 10532
Attention: Jacob Levitt
Facsimile: (914) 345-9719 and (914) 345-9825
with a copy (which shall not constitute notice) to:
Skadden, Arps, Slate, Meagher & Flom LLP
4 Times Square
New York, N.Y. 10036
Attn: Jeffrey W. Tindell
Facsimile: (917) 777-3380
     (b) if to the Parent:
c/o Sun Pharmaceutical Industries Ltd.
17/B, Mahal Industrial Estate,
Mahakali Caves Road,
Andheri (East), Mumbai 400 093 India
Facsimile: (91-22) 6645 5685
with a copy (which shall not constitute notice) to:
Shearman & Sterling LLP
599 Lexington Avenue
New York, N.Y. 10022
Attn: Peter D. Lyons
Facsimile: (212) 848-7666
and an additional copy (which shall not constitute notice) to:
Naschitz, Brandes & Co.
5 Tuval Street
Tel-Aviv 67897
Israel
Attn: Aaron M. Lampert
Facsimile: +972-(3)-623-5051

          12.  Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby are not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.
          13.  Entire Agreement; Assignment. This Agreement (together with the Merger Agreement to the extent referred to herein) (a) constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, between the parties hereto with respect to the subject matter hereof, and (b) shall not be assigned by operation of law or otherwise without the prior written consent of the other party hereto; provided, however, that the Parent may assign this Agreement to any affiliate of Sun Pharmaceutical Industries Ltd. without the consent of the Shareholder or of any other Person.
          14.  Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement were not performed in accordance with the terms hereof and that the parties hereto shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.
          15.  Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, disregarding the provisions concerning internal conflict of laws. All actions and proceedings arising out of or relating to this Agreement shall be heard and determined exclusively in any New York state or federal court sitting in The City of New York.
          16.  Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH OF THE PARTIES HERETO HEREBY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, AND (B) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 16.

          17.   Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.
          18.  Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

SHAREHOLDER
By:	/s/ Jacob Levitt
	Name:	Jacob Levitt, M.D.
Title:

PARENT
By:	/s/ Sudhir Valia
	Name:	SUDHIR VALIA
	Title:	DIRECTOR

Schedule I
JACOB LEVITT

Name	Number of Shares	Signatories
[NAME OF SHAREHOLDER] — Direct
[NAME OF SHAREHOLDER] — Exercisable options
[NAME OF AFFILIATE]

Total Common Shares :	1,234.5
Total Preferred Shares :	5,918.9

Company Common Shares Outstanding:	7,969.9
Percentage Ownership:	15.5%

Company Preferred Shares Outstanding:	20,351.3
Percentage Ownership:	29.08%